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                                                                     EXHIBIT 3.2

                            ARTICLES SUPPLEMENTARY
                           RIGHTS OF SERIES A JUNIOR
                        PARTICIPATING PREFERRED SHARES

                                      of

                                PROLOGIS TRUST

          The undersigned, being an officer duly auhtorized by a majority of the Trustees of ProLogis Trust, a Maryland real estate investment trust (the "Trust"), does hereby certify pursuant to the provisions of Article 2, Section 1 of the Trust's Amended and Restated Declaration of Trust, dated as of December 15, 1993, as amended and supplemented (the "Declaration of Trust"), and Section 8-203 of the Corporations and Associations Article of the Annotated Code of Maryland, that:

          FIRST: The Board of Trustees has classified 2,300,000 unissued shares of the Trust as Series A Junior Participating Preferred Shares of Beneficial Interest (the "Preferred Shares").

          SECOND: The following is a description of the Preferred Shares, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption thereof:

          Section 1. Designation and Amount. There shall be a series of preferred shares of the Trust, $0.01 par value per share, which shall be designated "Series A Junior Participating Preferred Shares," $0.01 par value per share (hereinafter called "Series A Preferred Shares"), and the number of shares constituting that series shall be 2,300,000. Such number of shares may be increased or decreased by resolution of the Board of Trustees and by the filing of articles supplementary in accordance with the provisions of Title 8 of the Corporations and Associations Article of the Code of Maryland stating that such increase or reduction has been so authorized; provided, however, that no decrease shall reduce the number of shares of Series A Preferred Shares to a number less than the number of shares of the series then outstanding plus the number of shares of Series A Preferred Shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Trust.

          Section 2.  Dividends and Distributions.

          (A) Subject to the prior and superior rights of the holders of any shares of any class or series of preferred shares of the Trust ranking prior and superior to the shares of Series A Preferred Shares with respect to dividends, the holders of shares of Series A Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Trustees out of funds legally available for the purpose, quarterly dividends payable in cash to holders of record on the last business day of January, April, July and October in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), (commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A
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Preferred Shares) in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Shares (hereinafter defined) or a subdivision of the outstanding shares of Common Shares (by a reclassification or otherwise), declared on the Shares of Beneficial Interest, par value $0.01 per share, of the Trust (the "Common Shares") since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Shares. In the event the Trust shall at any time following December 31, 1993 (i) declare any dividend on Common Shares payable in shares of Common Shares, (ii) subdivide the outstanding Common Shares or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the amount to which holders of Series A Preferred Shares were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying each such amount by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

          (B) The Trust shall declare a dividend or distribution on the Series A Preferred Shares as provided in paragraph (A) above at the time it declares a dividend or distribution on the Common Shares (other than a dividend payable in shares of Common Shares).

          (C) No dividend or distribution (other than a dividend or distribution payable in Common Shares) shall be paid or payable to the holders of Common Shares unless, prior thereto, all accrued but unpaid dividends to the date of that dividend or distribution shall have been paid to the holders of Series A Preferred Shares.

          (D) Dividends shall begin to accrue and be cumulative on outstanding Series A Preferred Shares from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Preferred Shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue and be cumulative from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series A Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Trustees may fix a record date for the determination of holders of shares of Series A Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

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          Section 3.  Voting Rights.  The holders of Series A Preferred Shares shall have the following voting rights:

          (A) Subject to the provision for adjustment hereinafter set forth, each one one-hundredth of a share of Series A Preferred Shares shall entitle the holder thereof to one vote on all matters submitted to a vote of the shareholders of the Trust. In the event the Trust shall at any time following December 31, 1993 (i) declare any dividend on Common Shares payable in shares of Common Shares, (ii) subdivide the outstanding shares of Common Shares or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Preferred Shares were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Shares outstanding immediately after such event and the denominator of which is the number of shares of Common Shares that were outstanding immediately prior to such event.

          (B) Except as otherwise provided herein or required by law, the holders of Series A Preferred Shares and the holders of Common Shares and any other capital shares of the Trust having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Trust.

          (C) (i) Whenever, at any time or times, dividends payable on any share or shares of Series A Preferred Shares shall be in arrears in an amount equal to at least six full quarterly dividends (whether or not declared and whether or not consecutive), the holders of record of the outstanding Preferred Shares shall have the exclusive right, voting separately as a single class, to elect two trustees of the Trust at a special meeting of shareholders of the Trust or at the Trust's next annual meeting of shareholders, and at each subsequent annual meeting of shareholders, as provided below. At elections for such trustees, the holders of shares of Series A Preferred Shares shall be entitled to cast one vote for each one one-hundredth of a share of Series A Preferred Shares held.

               (ii) Upon the vesting of such right of the holders of the Preferred Shares, the maximum authorized number of members of the Board of Trustees shall automatically be increased by two and the two vacancies so created shall be filled by vote of the holders of the outstanding Preferred Shares as hereinafter set forth. A special meeting of the shareholders of the Trust then entitled to vote shall be called by the Chairman or the President or the Secretary of the Trust, if requested in writing by the holders of record of not less than 10% of the Preferred Shares then outstanding. At such special meeting, or, if no such special meeting shall have been called, then at the next annual meeting of shareholders of the Trust, the holders of the shares of the Preferred Shares shall elect, voting as above provided, two trustees of the Trust to fill the aforesaid vacancies created by the automatic increase in the number of members of the Board of Trustees. At any and all such meetings for such election, the holders of a majority of the outstanding shares of the Preferred Shares shall be necessary to constitute a quorum for such election, whether present in person or by proxy, and such two trustees shall be

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          elected by the vote of at least a plurality of shares held by such shareholders present or represented at the meeting. Any trustee elected by holders of shares of the Preferred Shares pursuant to this Section may be removed at any annual or special meeting, by vote of a majority of the shareholders voting as a class who elected such trustee, with or without cause. In case any vacancy shall occur among the trustees elected by the holders of the Preferred Shares pursuant to this Section, such vacancy may be filled by the remaining trustee so elected, or his successor then in office, and the trustee so elected to fill such vacancy shall serve until the next meeting of shareholders for the election of trustees. After the holders of the Preferred Shares shall have exercised their right to elect trustees in any default period and during the continuance of such period, the number of trustees shall not be further increased or decreased except by vote of the holders of Preferred Shares as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Preferred Shares.

               (iii) The right of the holders of the Preferred Shares, voting separately as a class, to elect two members of the Board of Trustees of the Trust as aforesaid shall continue until, and only until, such time as all arrears in dividends (whether or not declared) on the Preferred Shares shall have been paid or declared and set apart for payment, at which time such right shall terminate, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above-mentioned. Upon any termination of the right of the holders of the shares of the Preferred Shares as a class to vote for trustees as herein provided, the term of office of all trustees then in office elected by the holders of Preferred Shares pursuant to this Section shall terminate immediately. Whenever the term of office of the trustees elected by the holders of the Preferred Shares pursuant to this Section shall terminate and the special voting powers vested in the holders of the Preferred Shares pursuant to this Section shall have expired, the maximum number of members of the Board of Trustees of the Trust shall be such number as may be provided for in the Bylaws of the Trust irrespective of any increase made pursuant to the provisions of this Section.

          (D) Except as otherwise provided herein or required by law, holders of Series A Preferred Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Shares as provided herein) for taking any trust action.

          Section 4.  Certain Restrictions.

          (A) Whenever any quarterly dividends or other dividends or distributions payable on the Series A Preferred Shares as provided in Section 2 are in arrears, then, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Shares outstanding shall have been paid in full, the Trust shall not:

               (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares ranking junior (either as

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          to dividends or upon liquidation, dissolution or winding up) to the
          Series A Preferred Shares;

               (ii) declare or pay dividends on or make any other distributions on any shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Shares, except dividends paid ratably on the Series A Preferred Shares and all such parity shares on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

               (iii) redeem or purchase or otherwise acquire for consideration shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Shares, provided that the Trust may at any time redeem, purchase or otherwise acquire any such parity shares in exchange for shares of the Trust ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Shares; or

               (iv) purchase or otherwise acquire for consideration any Series A Preferred Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Trustees) to all holders of such shares upon such terms as the Board of Trustees, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

          (B) The Trust shall not permit any subsidiary of the Trust to purchase or otherwise acquire for consideration any shares of the Trust unless the Trust could, under paragraph (A) of this Section, purchase or otherwise acquire such shares at such time and in such manner.

     Section 5. Reacquired Shares. Any Series A Preferred Shares purchased or otherwise acquired by the Trust in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Shares and may be reissued as part of a new series of Preferred Shares to be created by resolution or resolutions of the Board of Trustees, subject to the conditions and restrictions on issuance set forth herein.

     Section 6. Liquidation, Dissolution or Winding Up. (A) Upon any voluntary liquidation, dissolution or winding up of the Trust, no distribution shall be made to the holders of shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares unless, prior thereto, the holders of shares of Series A Preferred Shares shall have received $1.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of

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Series A Preferred Shares unless, prior thereto, the holders of shares of Common
Shares shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by
(ii) 100 (as appropriately adjusted as set forth in subparagraph C below to reflect such events as share splits, share dividends and recapitalizations with respect to the Common Shares) (such number in clause (ii), the "Adjustment Number"). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Preferred Shares and Common Shares, respectively, holders of Series A Preferred Shares and holders of shares of Common Shares shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio, on a per share basis, of the Adjustment Number to 1 with respect to such Preferred Shares and Common Shares, on a per share basis, respectively.

     (B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Shares, if any, which rank on a parity with the Series A Preferred Shares, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences.

     (C) In the event the Trust shall at any time following December 31, 1993
(i) declare any dividend on Common Shares payable in shares of Common Shares,
(ii) subdivide the outstanding shares of Common Shares or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Shares outstanding immediately after such event and the denominator of which is the number of shares of Common Shares that were outstanding immediately prior to such event.

     Section 7. Consolidation, Merger, etc. In case the Trust shall enter into any consolidation, merger, combination or other transaction in which the Common Shares are exchanged for or changed into other shares or securities, cash and/or any other property, then in any such case, the shares of Series A Preferred Shares shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of shares, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each Common Share is exchanged or changed. In the event the Trust shall at any time
(i) declare any dividend on Common Shares payable in shares of Common Shares,
(ii) subdivide the outstanding Common Shares or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Shares shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Shares outstanding immediately after such event and the denominator of which is the number of shares of Common Shares that were outstanding immediately prior to such event.

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     Section 8.  Redemption.  The Series A Preferred Shares shall not be redeemable by the Trust. The preceding sentence shall not limit the ability of the Trust to purchase or otherwise deal in such shares to the extent permitted by law.

     Section 9. Ranking. The Series A Preferred Shares shall rank junior to all other series of the Trust's preferred shares (whether with or without par value) as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

     Section 10. Amendment. Neither the Declaration of Trust nor any Articles Supplementary relating to the Series A Preferred Shares shall be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Shares so as to affect the holders of Series A Preferred Shares adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Preferred Shares, voting separately as a class.

     Section 11. Fractional Shares. Series A Preferred Shares may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends and participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Shares.

     The undersigned officer acknowledges these Articles of Amendment to be the act of the Trust and, as to all other matters or facts required to be verified under oath, that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects, and that this statement is made under the penalties for perjury.

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          IN WITNESS WHEREOF, the undersigned officer, duly authorized by a majority of the Trustees, has executed these Articles of Amendment as of this 1st day of July, 1998.


                                       /s/ JEFFREY A. KLOPF
                                       ---------------------
                                       Jeffrey A. Klopf
                                       Senior Vice President


ATTEST:
/s/ LUCINDA G. MARKER
---------------------
Lucinda G. Marker
Assistant Secretary

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